EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ABF® PRESIDENT AND CEO ROBERT A. DAVIDSON NAMED
ARKANSAS BEST PRESIDENT AND CHIEF OPERATING OFFICER
AND NAMED TO THE BOARD OF DIRECTORS

     (Fort Smith, Arkansas, December 16, 2004) — Arkansas Best Corporation (Nasdaq: ABFS) today announced that Robert A. Davidson has been named President and Chief Operating Officer of Arkansas Best Corporation, effective January 1, 2005. In addition, Mr. Davidson was named to the Arkansas Best Corporation Board of Directors, effective December 15, 2004. Mr. Davidson will continue his current duties as President and Chief Executive Officer of ABF Freight System, Inc., the largest subsidiary of Arkansas Best Corporation. Robert A. Young III, most recently Chairman, President and Chief Executive Officer of Arkansas Best Corporation will remain as the Chairman and Chief Executive Officer of Arkansas Best Corporation.

     “Bob has been a vital part of our company for over thirty-two years,” said Robert A. Young III, Arkansas Best Corporation Chairman and Chief Executive Officer. “For the last two years, Bob has done a superior job leading ABF. The combination of Bob’s guidance and this year’s significant economic upturn will result in one of the most profitable years in ABF’s history. In his added role at Arkansas Best, Bob’s vision and leadership will help maintain our corporation as one of the leading transportation companies in North America.”

     Robert A. Davidson became ABF’s President and Chief Executive Officer in February 2003. Prior to that he was ABF’s Vice President of Marketing and Pricing. He began his career with the corporation in 1972 in the Economic Analysis Department. In 1982, he became ABF’s Vice President of Pricing and subsequently added the title of Vice President of Marketing in 1997. Mr. Davidson, who is 56 years old, holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from the University of Arkansas.

     Arkansas Best Corporation, headquartered in Fort Smith, AR, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer
Telephone: (479) 785-6157
Mr. David Humphrey, Director of Investor Relations
Telephone: (479) 785-6200

END OF RELEASE